Exhibit 10.2

Cascade Natural Gas Corporation

Long Term Incentive Program

Introductory Note

The following Long Term Incentive Program (LTIP Program) is governed by the Cascade Natural Gas Corporation 1998 Stock Incentive Plan (Plan) approved by the Board on November 9, 1998 and by Shareholders in January 1999. Any contradictions in terms between the Plan and the LTIP Program will be resolved in favor of the Plan.  The description provided herein sets forth the specific terms and conditions of the LTIP Program covering eligibility, performance measures, grant cycles and other key factors not described in the Plan.  Each year when a new three-year cycle commences, the LTIP Program Exhibits will be updated.  Each individual participant will also receive an LTIP award agreement that defines the individual terms for participation in a particular grant cycle.

Long-term Incentive Plan

In an effort to attract, retain and motivate key employees, Cascade Natural Gas will provide a long-term incentive plan as outlined below.

OBJECTIVES

•                  To encourage long-term value creation

•                  Retain key executives by providing meaningful levels of compensation at risk should an employee elect to leave prior to vesting

•                  Promote the long-term success of Cascade Natural Gas by attracting and retaining the best possible talent in key positions

ELIGIBILITY

•                  CEO, CFO and other executives designated by the Board of Directors (Board)

AWARD PERIOD

This is an annual plan and the Governance, Nominating and Compensation Committee (the “Committee”) will determine the award periods.  Award periods shall be three years in length.  The initial award period starts on July 1, 2005 and ends June 30, 2008.  At the end of each year, the Committee shall determine the various factors necessary to calculate the estimated payouts and determine whether adjustments need to be made regarding annual shares to be granted for the next 3-year Award Period.

Ranking Determination

As of July 1st, the Committee will determine the current ranking of the Company among its peer group based on return of equity (“ROE”) and target ranking for the next three-year award period.  At the end of the award period, the Committee will determine the performance accomplished in relation to the peer group.  The ranking will establish the vesting of stock and will be based upon the most recent audited financial statements for each company in the peer group at the time of the ranking.

Stock Price Assumption

The stock price utilized to estimate the annual stock award grant will be the average of the previous 5 days closing price prior to each July 1st.

Target Payout

The initial target payout for 2005 will be a ranking of 5th  and the threshold payout is a ranking of 6th.  Each subsequent year, the Committee will establish the peer group ranking for a threshold payout and for a target payout.  A target payout shall be at 20% of base salary at the start of the plan period.  The maximum payout at a ranking of 1st shall be at 40% of base salary at the start of the plan period.

PLAN FEATURES

•                  Each eligible executive will be awarded a target amount of number of shares of Company stock each year based on an assessment by the Board and/or Committee of performance and the retention risks associated with an individual executive and employment agreements, if applicable.  The portion of the target amount that vests is paid in shares of Company common stock at the end of the award period.

•                  If there is a change in control of the Company before the end of an award period, all target awards shall vest and the value of the target award shall be paid in cash in lieu of shares.

EMPLOYMENT CHANGES

•                  If employee terminates due to retirement, disability, death, or reduction-in-force, the employee is eligible for a pro-rated award of shares based on service during the performance period(s) and performance levels.  No payments shall be made to a participant under this plan that would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

•                  If an employee terminates for any other reason prior to vesting, he/she is not eligible to receive any shares under the plan unless determined otherwise by the Board.

VESTING

•                  Shares will vest based on the ranking of return on equity compared to the peer group utilities during the 3rd year of the award period, as follows:

3rd year ROE ranking	Vesting as a% of Target
9	0
8	0
7	0
6	20%
5	40%
4	55%
3	70%
2	85%
1	100%

•                  The results of the above calculation will be ranked from lowest to highest (the lowest is 10 and the highest is 1).

•                  The ranking includes the 8 peer companies and Cascade Natural Gas Corporation.

Dividend Equivalent Cash Awards

For every share of Common Stock the participant earns, a cash dividend value will be calculated and paid according to the following:

Final Share Award (CGC shares)	X	Total Dividends Paid Per Share over 3 year term	=	Cash Award

Tax Withholding

The full value of the Share Award and the Dividend Equivalent Cash Award are considered ordinary income and are therefore subject to taxation at the time of payment.  To satisfy such taxes on income not deferred, the Company will first withhold from the Dividend Equivalent Cash Award.  If that income is not sufficient to satisfy the tax withholding requirements, the participant may request that shares be withheld, or they may provide cash payment to cover the taxes.

Audit and Approval of Awards

The Company’s Director of Internal Audit will review the financial calculations necessary to determine the Financial Performance, as well as other steps in determining the award for each individual, before awards are made.  The Committee will approve all awards prior to payout.

Payment

Awards will be paid as soon as practicable following the completion of the Program Term and approval by the Committee.  Awards will be paid in Cascade Natural Gas Corporation common stock and dividend equivalents will be paid in cash.

Peer Group

Avista Corporation (AVA)

Chesapeake Utilities (CPK)

Laclede Gas (LG)

New Jersey Resources (NJR)

Northwest Natural (NWN)

South Jersey Industries (SJI)

Southwest Gas (SWX)

Washington Gas Light (WGL)

If a peer company ceases to exist, the Committee will select an alternate peer company

This plan may be altered, amended or cancelled at any time upon approval of the Committee or the Board.